      Exhibit 99.1

NEWS RELEASE

Contact:	James M. Griffith Senior Vice President Investor Relations and Corporate Communications (479) 201-5514

Beverly First Quarter Profit Totals $12.2 Million;
Strong Operating Trends Continue

(FORT SMITH, ARKANSAS, May 13, 2003) — Beverly Enterprises, Inc. (NYSE: BEV) today announced that it earned $12.2 million (12 cents per share diluted) in the first quarter of 2003, compared to a loss of $56.7 million (54 cents per share diluted) in the same period of 2002. First quarter 2003 results include net income of $10 million (10 cents per share diluted) from discontinued operations (primarily reflecting an $11.1 million gain on the January 2003 sale of MATRIX outpatient rehabilitation clinics) and a pre-tax charge of $1.2 million for workforce reductions. The 2002 period included a charge of $77.2 million (74 cents per share diluted) for the cumulative effect of a change in accounting for goodwill and a loss from discontinued operations totaling $5.9 million (6 cents per share diluted).

Net operating revenues for the 2003 first quarter totaled $586.0 million, compared to $593.1 million in the year-earlier period. Increases in Medicaid and private pay rates in skilled nursing facilities and a 45 percent increase in non-Beverly business for AEGIS Therapies, compared to the 2002 first quarter, were offset by a $16.6 million revenue decline due to dispositions of 16 under-performing or non-strategic nursing facilities and a $7.9 million decrease in Medicare revenues. This decrease was primarily associated with the October 1, 2002, elimination of certain Medicare funding provisions, partially offset by an increase in Medicare patients and by higher acuity levels. Cash flow from operations during the 2003 first quarter totaled $11.6 million, and the January 2003 sale of MATRIX generated $36 million in cash. Total debt (on and off-balance sheet) was reduced during the quarter by $22.8 million. Cash at the end of the 2003 quarter totaled $122.1 million, up $6.7 million from year-end 2002 and up $39.3 million from the first quarter of 2002.

“Our principal business units achieved strong operating and financial results during the first quarter, with both Nursing Facilities and AEGIS Therapies exceeding their internal targets for revenues as well as for pre-tax income,” said William R. Floyd, Chairman and Chief Executive Officer. “Despite a very challenging business environment and a significant reduction in Medicare funding, we were able to improve our cost structure and strengthen our balance sheet.”

The ahead-of-target performance by Nursing Facilities reflected a significant increase in Medicare patients to 11.8 percent of total patient days— up 60 basis points, compared to the first quarter of 2002, and the highest overall level since the first quarter of 1998. Units specializing in the care of Alzheimer patients continued to generate improved occupancy levels and higher margins at their host nursing homes. Ten additional Alzheimer’s units are planned during the remainder of 2003.

Medicaid and private/other per diem rates increased 3.0 percent and 3.5 percent, respectively, compared to the year-earlier period. This partially offset a 6.7 percent decline in the Medicare per diem rate and a slight decline in the overall occupancy level to 87.7 percent. “We expect that Medicaid per diem rates for the full year will increase by an average of 2 to 2.5 percent compared to 2002, which is in line with our earlier projections,” Floyd said. Average wage rates increased 4.8 percent compared to the first quarter of 2002, slightly lower than the comparable increase experienced during the fourth-quarter of 2002.

The better-than-plan performance at AEGIS Therapies was due to a 45 percent increase in revenues from non-Beverly customers, compared to the year-earlier period, and continuation of solid pre-tax margins. AEGIS added 36 new clients during the quarter, bringing the total of non-Beverly nursing homes it serves to 413. Revenue growth from new business also exceeded the internal target.

Hospice operations also continued to grow, with an increase in average daily census since the first quarter of 2002 of nearly 100 patients. This higher base of 800 patients resulted in a near-doubling of pre-tax income and a significant increase in margin.

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Floyd continued: “We are very encouraged by our performance trends during the first quarter and by the operating momentum that is continuing to build in our principal business units. We’re also very encouraged by the progress we’re making on our previously disclosed divestiture strategy — the sale of those nursing homes that currently account for more than 50 percent of our projected patient care liability costs. These costs continued to increase during the first quarter of 2003, although the comparison with the year-earlier period is somewhat skewed. Accruals were at lower levels during the 2002 first quarter, primarily because the insurance policy in effect at that time included an aggregate limit. We believe that accruals for patient care liability costs should begin to decline as we complete the divestiture strategy.”

Beverly shareholders may listen to a discussion by senior management of the company’s performance at 8:30 a.m. EDT today by dialing 1-800-479-9001 or 1-719-457-2618 and entering reservation number 548442. A recording of this conference call will be available from 11:30 a.m. EDT today until midnight Friday, May 23. Shareholders may dial 1-888-203-1112 or 1-719-457-0820 and enter reservation number 548442 to access the recording.

This release is intended to be disclosure through methods reasonably designed to provide broad, non-exclusionary distribution to the public in compliance with the Securities and Exchange Commission’s Fair Disclosure Regulation. This release may contain forward-looking statements, including statements related to expected performance in 2003 and beyond, made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the company’s actual results in future periods to differ materially from forecasted results. These risks and uncertainties include: national and local economic conditions, including their effect on the availability and cost of labor, utilities and materials; the effect of government regulations and changes in regulations governing the healthcare industry, including the company’s compliance with such regulations; changes in Medicare and Medicaid payment levels and methodologies and the application of such methodologies by the government and its fiscal intermediaries; the effects of adopting new accounting standards; liabilities and other claims asserted against the company, including patient care liabilities, as well as the resolution of lawsuits brought about by the announcement or settlement of federal government investigations and increases in the reserves for patient care liabilities; the ability to predict future reserves related to patient care liabilities; the ability to reduce overhead costs, and improve the effectiveness of our fundamental business processes; the ability to execute our strategic growth initiatives and implement our plan to divest certain of our nursing facilities in a timely manner at fair value; the ability to attract and retain qualified personnel; the availability and terms of capital to fund acquisitions, capital improvements and on-going operations; the competitive environment in which the company operates; the ability to maintain and

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increase census levels; and demographic changes. These and other risks and uncertainties that could affect future results are addressed in the company’s filings with the Securities and Exchange Commission, including Forms 10-K and 10-Q.

Beverly Enterprises, Inc. and its operating subsidiaries comprise a leading provider of healthcare services to the elderly in the United States. They operate 449 skilled nursing facilities, as well as 29 assisted living centers, and 47 home care and hospice centers. Through AEGIS Therapies, they also offer rehabilitative services on a contract basis to nursing facilities and assisted living centers operated by other care providers.

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BEVERLY ENTERPRISES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share amounts)

	Quarter ended
	March 31,

	2003	2002

Net operating revenues	$586,022	$593,051
Interest income	1,212	1,096

Total revenues	587,234	594,147
Costs and expenses:
Operating and administrative:
Wages and related	351,397	357,742
Provision for insurance and related items	39,341	21,088
Other	157,112	151,770
Interest	16,977	17,186
Depreciation and amortization	17,755	18,853
Workforce reductions	1,187	—

Total costs and expenses	583,769	566,639

Income before provision for income taxes, discontinued operations and cumulative effect of change in accounting for goodwill	3,465	27,508
Provision for income taxes	1,236	1,079

Income before discontinued operations and cumulative effect of change in accounting for goodwill	2,229	26,429
Discontinued operations, net of income taxes of $0 for 2003 and 2002	9,959	(5,925)
Cumulative effect of change in accounting for goodwill, net of income taxes of $0 for 2002	—	(77,171)

Net income (loss)	$12,188	$(56,667)

Basic and diluted net income (loss) per share of common stock:
Before discontinued operations and cumulative effect of change in accounting for goodwill	$0.02	$0.25
Discontinued operations	0.10	(0.06)
Cumulative effect of change in accounting for goodwill	—	(0.74)

Net income (loss) per share of common stock (1)	$0.12	$(0.54)

Shares used to compute net income (loss) per share	104,743	104,441

(1)	May not add due to rounding.

BEVERLY ENTERPRISES, INC.
SUPPLEMENTARY INFORMATION

	Quarter ended
	March 31,

	2003	2002

Number of nursing home facilities:
Owned	317	323
Leased	131	141
Managed	1	1

Total	449	465

Number of beds:
Owned	34,752	35,145
Leased	14,487	15,701
Managed	75	75

Total	49,314	50,921

Assisted Living Centers	29	29
Home Care Centers	47	53
Outpatient Clinics	10	154
Patient Days	3,821,000	3,972,000
Nursing Home Occupancy (based on operational beds)	87.74%	87.92%
Patient Mix (based on patient days):
Medicaid	70.48%	70.24%
Medicare	11.83%	11.23%
Private & Other	17.69%	18.53%
Sources of Revenue (based on $):
Medicaid	52.80%	52.64%
Medicare	26.51%	27.10%
Private & Other	20.69%	20.26%
Average per diem rate (including ancillaries)	$149.43	$146.82
Wages and related expenses as a % of net operating revenues	59.96%	60.32%

BEVERLY ENTERPRISES, INC.
SUPPLEMENTARY INFORMATION
ANALYSIS OF REVENUES

	Quarter ended
	March 31,

	2003	2002

REVENUES (In thousands)
NURSING FACILITIES:
MEDICAID	$310,222	$311,562
MEDICARE	134,960	142,906
PRIVATE & OTHER	108,554	111,470

SUBTOTAL	553,736	565,938
AEGIS THERAPIES	16,075	11,062
HOME CARE	14,327	16,444
OTHER	1,884	(393)

TOTALS	$586,022	$593,051

PATIENT DAYS (In thousands)
MEDICAID	2,693	2,790
MEDICARE	452	446
PRIVATE & OTHER	676	736

TOTALS	3,821	3,972

PER DIEM RATE (Including Ancillaries)
MEDICAID	$115.10	$111.74
MEDICARE — PART A	298.76	320.31
PRIVATE & OTHER	152.44	147.25

TOTALS(1)	$149.43	$146.82

(1)	Weighted Average Rates

BEVERLY ENTERPRISES, INC.
SUPPLEMENTARY INFORMATION
ANALYSIS OF OPERATING AND ADMINISTRATIVE EXPENSES
(In thousands)

	Quarter ended
	March 31,

	2003	2002

WAGES & RELATED	$351,397	$357,742
PROVISION FOR INSURANCE AND RELATED ITEMS	39,341	21,088
SUPPLIES	36,736	40,486
FOOD	14,808	15,120
UTILITIES	18,698	17,307
OTHER CONTROLLABLES	63,152	54,130
REAL ESTATE RENTAL	13,123	14,154
EQUIPMENT RENTAL	4,998	5,374
OTHER NONCONTROLLABLES	5,597	5,199

TOTALS	$547,850	$530,600